Exhibit 99.22
May 7, 2010 PRIVATE AND CONFIDENTIAL Liberty Board Update

Disclaimer This document may contain material non-public information. This document has been prepared for informational purposes only. This document is not to be construed as a recommendation, an offer to sell or a solicitation of an offer to buy any securities. Any dissemination, distribution or reproduction of this document is strictly prohibited without the consent of TEGRIS Advisors LLC or its affiliates. The information herein is obtained from sources deemed reliable, but its accuracy and completeness cannot be guaranteed, and is subject to change without notice. PRIVATE AND CONFIDENTIAL

Executive Summary - Background and Changes PRIVATE AND CONFIDENTIAL Following the announcement of the Liberty / Prisa transaction on March 5, 2010, while the Liberty shares and warrants have performed extremely well, the Prisa stock price has been volatile in a trading range of €2.54 to €3.50The weakness in the Prisa stock price has in turn created uncertainty about whether the transaction would be completed. The market was expecting the deal terms to be improvedAfter hearing numerous investor comments and holding extensive internal discussions, Liberty was able to negotiate with Prisa a number of proposed changes to the transaction terms, which are aimed at the following:More absolute value for public shareholdersMore clarity in the valuation of the Convertible PreferredMore certainty as to the completion of the transactionSuch proposed improvements to the transaction terms will be accomplished through the following, as further outlined in this presentation:Contribution by Prisa - by agreeing to a number of changes in the deal termsContribution by Marlin Equities and Berggruen Holdings - by conceding a material portion of their holdings

Recent Developments

Spain

- On April 28, 2010, S&P cut ratings from AA+ to AA citing that a longer-than-expected period of low growth could undermine efforts to cut the budget deficit
  - The outlook is negative, reflecting the possibility of another downgrade if Spain's fiscal position deteriorates more than S&P currently expects
  - S&P now projects that GDP growth will average 0.7% annually in 2010-2016, versus previous expectations of above 1% annually over the same period
- Spain's markets rushed lower after the downgrade news, with the IBEX stock index closing ~3% lower and Santander, Spain's largest bank, slumping ~4%
  - Since then the IBEX and Santander have declined by 5.2% and 7.7% respectively

Media Capital

- On March 31, 2010, Prisa announced negotiations with new investors, after the Portuguese Competition Authority ruled against a transaction with Ongoing
- Prisa has received strong interest from Miguel Pais do Amaral, a former shareholder of Media Capital, to acquire a similar minority stake in the company

Digital+/Cuatro Approval

- On April 15, 2010, Prisa announced the signing of a framework deal with Telecinco for the Cuatro/Telecinco merger and the sale of a 22% stake in Digital+ to MediaSet
- Prisa will receive 18.3% of Telecinco's shares and €491 million in cash

Debt Restructuring Signing

- On April 23, 2010, Prisa announced the execution of definitive agreements with its lenders under its syndicated facility and bridge facility
- The agreements extend the maturity date of the bridge loan until May 2013, provided certain conditions are met, including:
  - Capital infusion of no less than €450 million from the proceeds of the Liberty transaction
  - Execution of a term sheet for the sale of a minority interest in Media Capital or appointment of an investment bank to pursue a public offering of such minority interest

Santillana Closing

- On April 29, 2010, Prisa announced the signature and closing of the sale of 25% of Santillana to DLJ South American Partners
- Prisa obtained €279 million in cash from DLJ
- This operation provides Santillana with a new partner to develop its activities in Latin America
- The agreed debt restructuring considers the use of up to €100 million in future investments in Santillana particularly in Brazil and Mexico

3

129.4 million sharesValue split between Ords. and NVCS: 67.5/32.5Strike Price of NVCS: €4.50Initial Yield: 7.0%Prisa can force conversion after 5 yearsOrds.: 212.1 million ($1,018m at Deal Price)Exchange Ratio: 1.547 Ords./Liberty shareNVCS: 49.0 million ($490 million at $10/share)Exchange Ratio: 0.358 NVCS/Liberty shareCash to warrantholders ($1.04/warrant): $80 millionTotal: $1,588 millionOwnership, pre- conversion: Liberty 49.2%, Prisa controlling shareholders 35.6%, Prisa minorities 15.2%Ownership, post- conversion: Liberty 57.1%, Prisa controlling shareholders 30.05%, Prisa minorities 12.8%Total shares, fully diluted: 511.1 million 126.4 million shares, reflecting cancellation of 3 million Marlin Equities' & Berggruen Holdings' sharesValue split between Ords. and NVCS: 50/50Strike Price of NVCS: €3.75Initial Yield: 7.0%Prisa will be able to force conversion of the NVCS if and when the share price of Prisa Ordinary Shares has stayed above a certain price level for at least 20 trading days:During the first 2 years after the closing, the price level is €7.50During years 3 through 5, the price level is €4.875Following year 5, the price level is €3.75Dividend rate step up to 9% from year 5 to year 7After year 5, the company may redeem in cash provided the 20-day average closing price is below €3.75ShareholdersOrds.: 148.3 million ($712 million at Deal Price)Exchange Ratio: 1.173 Ords./Liberty shareNVCS: 71.2 million ($712 million at $10/share)Exchange Ratio: 0.563 NVCS/Liberty shareWarrantholdersCash: $80 millionOrds.: 8.8 million ($42 million at Deal Price)Exchange Ratio: 0.115 Ords./Liberty shareNCVS: 4.2 million ($42 million at $10/share)Exchange Ratio: 0.055 NVCS/Liberty shareTotalValue: $1,588 millionOwnership, pre- conversion: Liberty 41.8%, P risa controlling shareholders 41.2%, Prisa minorities 17.0%Ownership, post- conversion: Liberty 58.2%, Prisa controlling shareholders 29.6%, Prisa minorities 12.2%Total shares, fully diluted: 523.7 million Summary of the Deal - Key Changes PRIVATE AND CONFIDENTIAL Deal Announced - March 5 Proposed Deal Share Count Change in NVCS Total Consideration to Liberty Equityholders Abbreviations - Ords.: Ordinary Shares. NVCS: Non-Voting Convertible Shares Prisa Share Count & Ownership, pro forma

$903 million (less redemptions and/or anti- dilution adjustments)Approximately $34 million through cancellation of 3 million Marlin Equities & Berggruen Holdings' sharesValue per Public share: $11.26Value per Public warrant: $2.15To maintain 30% ownership post conversion, Prisa controlling shareholders are considering various options:Rely on Liberty share redemptions Purchase Prisa sharesEnlarge Shareholders' Agreement to other friendly Prisa shareholdersRequest SPAC ShrinkageThe final mechanism will be determined at a later dateSubscription price: €2.99 Summary of the Deal - Key Impacts $900 million (less redemptions and/or anti- dilution adjustments)NoneValue per Public share: $11.00Value per Public warrant: $2.1530% ownership post conversion achievedSubscription price: €3.08 PRIVATE AND CONFIDENTIAL Deal Announced - March 5 Proposed Deal Marlin Equities & Berggruen Holdings' Concession Liberty Equityholders Economics1 Ownership Threshold of Prisa controlling shareholders Cash to Prisa Note: 1 At Deal Price, at NVCS = $10.00 Spanish Rights offer

Summary of Consideration to Liberty Equityholders PRIVATE AND CONFIDENTIAL Consideration to Liberty Shareholders Consideration to Liberty Warrantholders* * Based on 0% minority rights exercised

Tentative Deal Time Table PRIVATE AND CONFIDENTIAL

Recent Share Price/Volume of Liberty PRIVATE AND CONFIDENTIAL Source: Company website and Capital IQ March 5, 2010 - Grupo Prisa and Liberty Acquisition Holdings Corp. announced a combination of the two companies and a rights issue reserved for current Prisa shareholders by Grupo Prisa, resulting in a cash infusion of up to $900 million in Prisa. March 18, 2010 - Liberty and Prisa agree extension on signing of bank agreement to April 5, 2010 April 8, 2010 - Liberty and Prisa agree extension on signing of bank agreement to April 19, 2010 $9.87 Cash in Trust April 23, 2010 - Grupo PRISA signs refinancing deal with its banks

Recent Warrant Price/Volume of Liberty PRIVATE AND CONFIDENTIAL Source: Company website and Capital IQ

Recent Share Price/Volume of Grupo Prisa PRIVATE AND CONFIDENTIAL Source: Company website and Capital IQ March 5, 2010 - Grupo Prisa and Liberty Acquisition Holdings Corp. announced a combination of the two companies and a rights issue reserved for current Prisa shareholders by Grupo Prisa, resulting in a cash infusion of up to $900 million in Prisa April 15, 2010 - PRISA and Telecinco sign framework deal on Cuatro merger and the acquisition by Telecinco of a 22% stake in Digital+ March 18, 2010 - PRISA wins the football wars and Mediapro ordered to pay 97 million Euros to PRISA subsidiary March 31, 2010 - PRISA in negotiations with new Portuguese investors regarding a minority stake in Media Capital April 12, 2010 - Grupo PRISA sees continued internet growth9.5 million unique users in March, 8% up on 2009 April 23, 2010 - Grupo PRISA signs refinancing deal with its banks April 29, 2010 - Grupo Prisa earns €279 million from the sale of 25% of Santillana to DLJ South American Partners

Recent Short Interest Activity PRIVATE AND CONFIDENTIAL Source: Capital IQ Relative to Stock Price Performance Relative to Trading Volume

Recent €/$ Exchange Rate PRIVATE AND CONFIDENTIAL Source: Capital IQ €0.794 or $1.259/€

Recent Spain IBEX Performance PRIVATE AND CONFIDENTIAL Source: Capital IQ 9,353